Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Synthetic Biologics, Inc.

Rockville, MD

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-180562, 333-188219, 333-156973, 333-206267, 333-207327, 333-203323 , 333-226500 and 333-224728), the Registration Statement on Form S-1 (Nos. 333-227400) and Form S-8 (Nos. 333-192355, 333-170858, 333-148764, 333-206268, 333-213388, 333-220401, 333-227668 and 333-233959) of Synthetic Biologics, Inc. of our report dated February 20, 2020 relating to the consolidated financial statements, which appears in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP
BDO USA, LLP
Potomac, Maryland

February 20, 2020